Exhibit 5.1

                                November 24, 1998




Elcom International, Inc.
10 Oceana Way
Norwood, Massachusetts  02062

     We are acting as counsel for Elcom International, Inc., a Delaware corporation (the "Company"), in connection with the sale from time to time of 2,000,000 shares of Common Stock, par value $.01 per share (the "Shares"), of the Company upon the exercise of options granted pursuant to The 1997 Stock Option Plan of the Company, as amended (the "Plan").

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon we are of the opinion that the Shares are duly authorized and, when issued in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     This opinion is limited to the General Corporation Law of the State of Delaware, and we express no view as to the effect of any other law on the opinions set forth herein.

     This opinion is intended solely for your use and may not be reproduced, filed publicly or relied upon by any other person for any purpose without the express written consent of the undersigned.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 by the Company to effect the registration of the Shares under the Securities Act of 1933, as amended.

                                               Very truly yours,


                                               /s/CALFEE, HALTER & GRISWOLD LLP
                                               CALFEE, HALTER & GRISWOLD LLP

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